Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com
Targa Resources Partners LP Reports First Quarter 2010 Financial Results
HOUSTON — May 5, 2010 — Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) today reported first quarter 2010 net income of $12.6 million, or $0.14 per diluted limited partner unit, compared to a net loss of $5.3 million, or a $0.09 loss per diluted limited partner unit, for the first quarter of 2009. Net income for the first quarters of 2010 and 2009 included $7.6 million and $18.4 million in non-cash charges related to derivative instruments, respectively. The first quarter of 2009 also included $14.8 million in affiliate interest expense for the Downstream Business prior to its acquisition by the Partnership. The Partnership reported earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $62.4 million for the first quarter of 2010 compared to $62.6 million for the first quarter of 2009.
Distributable cash flow for the first quarter of 2010 of $44.0 million corresponds to distribution coverage of 1.1 times the $38.8 million in total distributions to be paid on May 12, 2010 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, operating margin and distributable cash flow, and reconciliations of such measures to the comparable GAAP measures).
“Our results for the first quarter fully met our expectations, though when compared to the fourth quarter 2009, they were impacted by several items that we have mentioned previously. Early winter weather accelerated NGL sales volumes and margin into the fourth quarter of 2009 in the Downstream marketing segments. In the Logistics Assets segment, we also had plant turnarounds at several facilities and lower nominated volumes under certain contracts which should adjust over the remainder of 2010,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner. “The accretive acquisition of the West Texas Assets and Coastal Straddle Plants that closed in April continues our stated strategy of seeking attractive and strategic acquisitions for the Partnership. This acquisition enhances the presence of the Partnership in the Permian Basin, increases the Partnership’s scale and geographic diversity and should continue to position the Partnership for future growth. As we indicated in announcing this transaction, management expects to recommend a 4 cent increase in the annual distribution rate to $2.11 per common unit for the second quarter. This distribution, if approved by the board, would be declared in July 2010 and paid in August 2010.”
On April 19, 2010, the Partnership announced a cash distribution of 51.75¢ per common unit, or $2.07 per unit on an annualized basis, for the first quarter of 2010. The cash distribution will be paid on all outstanding common and general partner units to holders of record as of the close of business on May 7, 2010.

Capitalization and Liquidity Update
Total funded debt as of March 31, 2010 was approximately $747.3 million including $317.9 million outstanding under the Partnership’s $977.5 million senior secured revolving credit facility, $209.1 million of 8.25% senior unsecured notes due 2016 and $220.3 million of 11.25% senior unsecured notes due 2017.
As of March 31, 2010, the Partnership had $563.7 million in capacity available under its senior secured revolving credit facility after giving effect to the Lehman default and the issuance of $76.9 million of letters of credit. As of March 31, 2010, the Partnership had $66.2 million of cash, bringing total liquidity to approximately $629.9 million.
On April 27, 2010, we closed the acquisition of the West Texas Assets and Coastal Straddle Plants from Targa Resources, Inc. (“Targa”). Total transaction value is $420 million, subject to certain adjustments. Consideration to Targa consisted entirely of cash funded through borrowings under the Partnership’s senior secured revolving credit facility. Pro forma for the closing of the transaction the Partnership’s liquidity as of March 31, 2010 was approximately $170 million.
We estimate that total capital expenditures of the Partnership including the West Texas Assets and Coastal Straddle Plants will be approximately $145 million in 2010. Maintenance capital expenditures account for approximately 25% of the total 2010 estimate.
Conference Call
Targa Resources Partners will host a conference call for investors and analysts at 10 a.m. Eastern Time (9 a.m. Central Time) on May 5, 2010 to discuss first quarter 2010 financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-941-6010. The pass code for the dial-in is 4286970. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Events and Presentations section of the Partnership’s website and will remain available until May 19, 2010. Replay access numbers are 303-590-3030 or 800-406-7325 with pass code 4286970.

Consolidated Financial Results of Operations
With the closing of the acquisition of the Downstream Business in 2009, and in accordance with the accounting treatment for entities under common control, the results of operations of the Partnership include the historical results of the Downstream Business for all periods presented. These financial results do not include the results of the West Texas Assets and Coastal Straddle Plants.

	Three Months Ended
	March 31,
	2010	2009
	(In millions, except
	operating and price data)
Revenues	$1,347.2	$916.0
Product purchases	1,222.7	807.5
Operating expenses	52.6	48.9
Depreciation and amortization expense	25.8	24.8
General and administrative expense	16.5	16.1

Income from operations	29.6	18.7
Other income (expense):
Interest expense from affiliate	—	(14.8)
Other interest expense, net	(15.3)	(9.6)
Other	(0.1)	0.8
Income tax expense	(1.3)	(0.5)

Net income (loss)	12.9	(5.4)
Less: Net income (loss) attributable to noncontrolling interest	0.3	(0.1)

Net income (loss) attributable to Targa Resources Partners LP	$12.6	$(5.3)

Net loss attributable to predecessor operations	$—	$(3.2)
Net income attributable to general partner	3.1	1.9
Net income (loss) allocable to limited partners	9.5	(4.0)

Net income (loss) attributable to Targa Resources Partners LP	$12.6	$(5.3)

Basic and diluted net income (loss) per limited partner unit	$0.14	$(0.09)

Financial data:
Operating margin	$71.9	$59.6
Adjusted EBITDA	62.4	62.6
Distributable cash flow	44.0	36.0

Review of Consolidated First Quarter Results
Consolidated operating margin increased by $12.3 million, to $71.9 million for 2010 compared to $59.6 million for 2009. The increase was primarily a result of higher operating margin in the Natural Gas Gathering and Processing Segment which increased $9.2 million driven primarily by lower non-cash hedge charges in 2010 of $7.6 million compared to $18.4 million in 2009. Operating margin for the three segments in the Downstream Business increased by $3.1 million for 2010 compared to 2009. See “Review of Segment Performance” for a detailed explanation of the components of the operating margin changes.
General and administrative expense increased slightly by $0.4 million, or 2%, to $16.5 million for 2010 compared to $16.1 million for 2009. Interest expense decreased by $9.1 million, or 37%, to $15.3 million for 2010 compared to $24.4 million for 2009. The decrease is primarily a result of the elimination of affiliate indebtedness, somewhat offset by the issuance of our 11.25% senior unsecured notes.
Review of Segment Performance
The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles (“GAAP”) measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment
The Natural Gas Gathering and Processing segment consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.
The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended
	March 31,
	2010	2009
	($ in millions)
Revenues	$377.2	$239.0
Product purchases	(323.0)	(194.5)
Operating expenses	(13.4)	(12.9)

Operating margin	$40.8	$31.6

Operating statistics:
Gathering throughput, MMcf/d
LOU System	224.3	145.7
SAOU System	99.2	101.7
North Texas System	180.9	182.0

	504.4	429.4

Plant natural gas inlet, MMcf/d
LOU System	213.4	140.6
SAOU System	91.5	91.4
North Texas System	173.9	176.1

	478.8	408.1

Gross NGL production, MBbl/d
LOU System	8.0	7.6
SAOU System	14.2	14.3
North Texas System	19.8	19.7

	42.0	41.6

Natural gas sales, BBtu/d	448.8	355.1
NGL sales, MBbl/d	39.4	37.2
Condensate sales, MBbl/d	2.5	3.4
Average realized prices:
Natural gas, $/MMBtu	5.23	4.56
NGL, $/gal	1.00	0.56
Condensate, $/Bbl	75.10	41.14

Review of First Quarter Results
First quarter 2010 operating margin was $40.8 million compared to $31.6 million a year ago. The $9.2 million increase was driven primarily by lower non-cash hedge charges in 2010 of $7.6 million compared to $18.4 million in 2009. After adjusting for the impacts from non-cash hedge charges, first quarter 2010 operating margin was $48.4 million compared to $50.0 million a year ago. This decrease is due to lower hedged volumes and prices, somewhat offset by higher average commodity prices. First quarter 2010 average realized prices for natural gas, NGLs and condensate increased 15%, 79% and 83%, respectively, compared to last year.
Operating expenses for 2010 increased by $0.5 million, or 4% compared to 2009. The increase in operating expenses was primarily the result of an increase in compensation and benefit costs and utilities expenses, partially offset by decreases in system maintenance and repairs and supplies expenses.
Combined plant natural gas inlet for the first quarter of 2010 was 478.8 MMcf/d compared to 408.1 MMcf/d last year. The 17% increase year over year was driven primarily by a 52% increase in inlet at the LOU System, somewhat offset by a 1% decrease at North Texas. The increase at the LOU System was driven primarily by the addition of discretionary volumes, somewhat offset by lower wellhead volumes. The slight decrease at North Texas is due to the settlement of a contract dispute with a counterparty that provides for their ability to substitute the amount of physical volumes available to us for plant processing with the payment of the economic equivalent as well as to colder weather, somewhat offset by new well connects.
Logistics Assets Segment
The Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are predominantly located in Mont Belvieu and Galena Park, Texas and in western Louisiana. They are generally connected to and supplied in part by Targa’s natural gas processing plants.
The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended
	March 31,
	2010	2009
	($ in millions)
Revenues	$52.0	$44.4
Operating expenses	(37.3)	(35.3)

Operating margin	$14.7	$9.1

Equity in earnings of GCF	$0.3	$0.1

Operating statistics:
Fractionation volumes, MBbl/d	209.6	189.7
Treating volumes, MBbl/d	7.6	8.4

Review of First Quarter Results
First quarter 2010 operating margin was $14.7 million compared to $9.1 million a year ago. The $5.6 million, or 62%, increase was driven primarily by higher fixed portions of fractionation fees at Cedar Bayou Fractionators (“CBF”) and by higher fractionation volumes and associated fractionation and other logistics fees at Lake Charles, LA generally due to NGL supply recovery from the impacts of the 2008 hurricane season that affected 2009. These positive effects were somewhat offset by higher operating expenses during the first quarter of 2010.
Operating expenses increased by $2.0 million, or 6% compared to 2009. The increase was primarily due to increased fuel and power costs due to higher natural gas prices and usage.
Fractionation volumes for the first quarter of 2010 increased by 19.9 MBbl/d, or 10%, compared to 2009. The increase was driven primarily by higher volumes at Lake Charles Fractionator generally due to the recovery from 2008 hurricane impacts, somewhat offset by lower CBF volumes. CBF volumes decreased due to cold winter conditions on NGL production during the first quarter of 2010.
NGL Distribution and Marketing Services Segment
The NGL Distribution and Marketing Services segment markets the Partnership’s natural gas liquids production and also purchases natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended
	March 31,
	2010	2009
	($ in millions)
NGL sales revenues	$959.6	$586.6
Other revenues	6.4	4.9

	966.0	591.5
Product purchases	(956.2)	(576.6)
Operating expenses	(0.2)	(0.3)

Operating margin	$9.6	$14.6

Operating statistics:
NGL sales, MBbl/d	221.0	252.8
NGL realized price, $/gal	1.15	0.61

Review of First Quarter Results
First quarter 2010 operating margin was $9.6 million. The $5.0 million, or 34%, decrease is due primarily to the benefit realized in the first quarter of 2009 of lower of cost or market inventory adjustments that were taken in 2008. Average realized prices increased 89% to $1.15 per gallon in 2010 compared to $0.61 per gallon in 2009.
NGL sales volumes for the first quarter of 2010 decreased by 31.8 MBbl/d, or 13%, compared to 2009. This decrease was driven primarily by the renegotiation of a contract with a major customer which resulted in lower sales volumes while contract profitability was largely unchanged.
Wholesale Marketing Segment
The Wholesale Marketing segment includes the Partnership’s refinery services business and wholesale propane marketing business. In the refinery services business, the Partnership provides liquefied petroleum gas (“LPG”) balancing services, purchases natural gas liquids products from refinery customers and sells natural gas liquids products to various customers. The wholesale propane marketing business includes the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small supply and marketing presence in Canada.
The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended
	March 31,
	2010	2009
	($ in millions)
NGL sales revenues	$423.8	$287.9
Other revenues	0.6	0.8

	424.4	288.7
Product purchases	(417.6)	(284.4)

Operating margin	$6.8	$4.3

Operating statistics:
NGL sales, MBbl/d	79.6	80.6
NGL realized price, $/gal	1.41	0.94

Review of First Quarter Results
First quarter 2010 operating margin showed an increase of $2.5 million, or 58%, compared to last year driven primarily by higher margin sales in the first quarter of 2010. First quarter of 2009 operating margin was negatively impacted by lower of cost or market inventory adjustments. Average realized prices increased by 50% to $1.41 per gallon for 2009 from $0.94 per gallon last year.
NGL sales volumes for the first quarter of 2010 decreased by 1.0 MBbl/d, or 1%, compared to 2009. The decrease was driven primarily by lower refinery services volumes resulting from the loss of a refinery service contract and accelerated sales volumes and margin into the fourth quarter of 2009 at the expense of the first quarter of 2010, somewhat offset by higher wholesale propane volumes resulting from strong demand at certain wholesale propane terminals.
About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines and natural gas processing plants and currently operates in the Permian Basin in West Texas, the Fort Worth Basin in North Texas and the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000. For more information, visit www.targaresources.com.
Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures Adjusted EBITDA, operating margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
Distributable Cash Flow— We define distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses/(gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures. Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by the board of directors of our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flow sufficient to make distributions to our investors. The GAAP measure most directly comparable to distributable cash flow is net income. Distributable cash flow should not be considered as an alternative to GAAP net income. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility. We compensate for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into our decision making processes.
The following table presents a reconciliation of net income to distributable cash flow for the periods indicated:

	Three Months Ended
	March 31,
	2010	2009
	(In millions)
Reconciliation of net income (loss) attributable to Targa Resources Partners LP to distributable cash flow:
Net income (loss) attributable to Targa Resources Partners LP	$12.6	$(5.3)
Add:
Depreciation and amortization expense	25.8	24.8
Deferred income tax expense	0.6	0.4
Amortization of debt issue costs	1.3	0.6
Non-cash loss related to mark-to-market derivative instruments	7.6	18.4
Maintenance capital expenditures	(3.7)	(2.7)
Other	(0.2)	(0.2)

Distributable cash flow	$44.0	$36.0

Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others, to assess: (1) the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis; (2) the Partnership’s operating performance and return on capital compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

(3) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to unitholders. The GAAP measure most directly comparable to Adjusted EBITDA is net income. The Partnership’s non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into its decision-making processes.

	Three Months Ended
	March 31,
	2010	2009
	(In millions)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$77.1	$91.5
Net (income) loss attributable to noncontrolling interest	(0.3)	0.1
Interest expense, net	14.0	9.0
Current income tax expense	0.7	0.1
Other	(0.9)	(0.3)
Changes in operating working capital which used (provided) cash:
Accounts receivable and other	(94.2)	(61.2)
Accounts payable and other liabilities	66.0	23.4

Adjusted EBITDA	$62.4	$62.6

	Three Months Ended
	March 31,
	2010	2009
	(In millions)
Reconciliation of net income (loss) attributable to Targa Resources Partners LP to Adjusted EBITDA:
Net income (loss) attributable to Targa Resources Partners LP	$12.6	$(5.3)
Add:
Interest expense, net	15.3	24.4
Income tax expense	1.3	0.5
Depreciation and amortization expense	25.8	24.8
Non-cash loss related to derivatives	7.6	18.4
Noncontrolling interest adjustment	(0.2)	(0.2)

Adjusted EBITDA	$62.4	$62.6

Operating Margin— With respect to the Natural Gas Gathering and Processing division, the Partnership defines operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Partnership’s reports and other filings with the Securities and Exchange Commission.
With respect to our NGL Logistics and Marketing division, the Partnership defines operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.
The GAAP measure most directly comparable to operating margin is net income. The Partnership’s non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income. Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies, the Partnership’s definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into its decision-making processes.

	Three Months Ended
	March 31,
	2010	2009
	(In millions)
Reconciliation of net income (loss) attributable to Targa Resources Partners LP to operating margin:
Net income (loss) attributable to Targa Resources Partners LP	$12.6	$(5.3)
Add:
Depreciation and amortization expense	25.8	24.8
General and administrative expense	16.5	16.1
Interest expense, net	15.3	24.4
Income tax expense	1.3	0.5
Other, net	0.4	(0.9)

Operating margin	$71.9	$59.6

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s reports and other filings with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact info:
Phone: 713-584-1133
Anthony Riley
Senior Manager — Finance/Investor Relations
Matt Meloy
Vice President — Finance and Treasurer

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED BALANCE SHEET DATA
(In millions)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$66.2	$60.4
Trade receivables	247.3	328.3
Inventory	25.2	39.3
Assets from risk management activities	32.6	25.8
Other current assets	0.6	1.2

Total current assets	371.9	455.0

Property, plant and equipment, net	1,664.9	1,678.5
Long-term assets from risk management activities	14.6	9.1
Other assets	36.7	38.3

Total assets	$2,088.1	$2,180.9

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$312.1	$379.6
Liabilities from risk management activities	15.1	16.3

Total current liabilities	327.2	395.9

Long-term debt payable to third parties	747.3	908.4
Long-term liabilities from risk management activities	16.9	28.9
Other long-term liabilities	12.1	11.5

Total liabilities	1,103.5	1,344.7
Owners’ equity:
Targa Resources Partners LP owners’ equity	971.4	822.8
Noncontrolling interest in subsidiary	13.2	13.4

Total owners’ equity	984.6	836.2

Total liabilities and owners’ equity	$2,088.1	$2,180.9

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)

	Three Months Ended
	March 31,
	2010	2009
REVENUES	$1,347.2	$916.0
COSTS AND EXPENSES:
Product purchases	1,222.7	807.5
Operating expenses	52.6	48.9
Depreciation and amortization expense	25.8	24.8
General and administrative expense	16.5	16.1

Total costs and expenses	1,317.6	897.3

INCOME FROM OPERATIONS	29.6	18.7
Other income (expense):
Interest expense from affiliate	—	(14.8)
Other interest expense, net	(15.3)	(9.6)
Equity in earnings of unconsolidated investment	0.3	0.1
Loss on mark-to-market derivative instruments	(0.4)	—
Other	—	0.7

Income (loss) before income taxes	14.2	(4.9)
Income tax (expense) benefit	(1.3)	(0.5)

NET INCOME (LOSS)	12.9	(5.4)
Less: Net income (loss) attributable to noncontrolling interest	0.3	(0.1)

NET INCOME (LOSS) ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$12.6	$(5.3)

Net loss attributable to predecessor operations	$—	$(3.2)
Net income attributable to general partner	3.1	1.9
Net income (loss) allocable to limited partners	9.5	(4.0)

Net income (loss) attributable to Targa Resources Partners LP	$12.6	$(5.3)

Basic and diluted net income (loss) per limited partner unit	$0.14	$(0.09)

Basic and diluted weighted average limited partner units outstanding	68.0	46.2

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED CASH FLOW STATEMENTS
(In millions)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$12.9	$(5.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	27.3	25.6
Deferred income tax expense	0.6	0.4
Interest expense on affiliated indebtedness	—	14.8
Risk management activities	7.6	18.4
Equity in earnings of unconsolidated investment, net of distribution	0.5	(0.1)
Changes in operating assets and liabilities	28.2	37.8

Net cash provided by operating activities	77.1	91.5

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(13.8)	(20.7)

Net cash used in investing activities	(13.8)	(20.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	63.9	—
Repayments on credit facility	(225.2)	—
Proceeds from equity offerings	140.1	—
Distributions to unitholders	(38.8)	(26.4)
General partner contributions	3.0	—
Distributions to noncontrolling interest	(0.5)	—
Parent distributions	—	(65.7)

Net cash used in financing activities	(57.5)	(92.1)

Net change in cash and cash equivalents	5.8	(21.3)
Cash and cash equivalents, beginning of period	60.4	95.3

Cash and cash equivalents, end of period	$66.2	$74.0